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                                                                     Exhibit (j)



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 21, 2001, relating to the financial statements and financial highlights which appears in the July 31, 2001 Annual Report to Shareholders of Strategic Partners Asset Allocation Funds (consisting of Strategic Partners Conservative Growth Fund, Strategic Partners Moderate Growth Fund and Strategic Partners High Growth Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Other Service Providers" and "Financial Statements" in such Registration Statement.



PricewaterhouseCoopers LLP
New York, New York
September 26, 2001